EXHIBIT 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Third Quarter 2010

•	Adjusted EBITDA from continuing operations exceeded $200 million for the third consecutive quarter
•	Third quarter 2010 income from continuing operations was $32.4 million or $0.27 per diluted share
•	Metallurgical coal revenues increased 80% compared with the third quarter 2009
•	Consistent free cash flow generation drives liquidity to a record $1.6 billion by quarter end
•	Alpha updates shipment and average realization guidance and establishes cost guidance for 2011

ABINGDON, Va., November 3, 2010—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported third quarter net income of $31.9 million or $0.27 per diluted share compared to a net loss of $16.3 million or $0.16 per diluted share last year.  The third quarter 2010 income from continuing operations was $32.4 million or $0.27 per diluted share compared to a loss from continuing operations of $16.7 million or $0.16 per diluted share in the third quarter of 2009.  Excluding amortization of coal supply agreements and merger-related expenses, third quarter 2010 adjusted income from continuing operations was $70.7 million or $0.58 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the third quarter 2010 was $197.3 million, compared to $117.9 million in the year ago period.  Excluding merger-related expenses, third quarter 2010 adjusted EBITDA from continuing operations was $207.7 million.

  Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q3 2010	Q3 2009
Coal revenues	$896.4	$662.4

Income (loss) from continuing operations	$32.4	($16.7)

Income (loss) from continuing operations per diluted share	$0.27	($0.16)

Net income (loss)	$31.9	($16.3)

Net income (loss) per diluted share	$0.27	($0.16)

Adjusted income from continuing operations*	$70.7	$52.6

Adjusted income from continuing operations per diluted share*	$0.58	$0.50

EBITDA from continuing operations*	$197.3	$117.9

Adjusted EBITDA from continuing operations*	$207.7	$166.0

Tons of coal sold	21.2	16.5

Coal margin per ton	$11.12	$11.75

As a result of the timing of the closing of the Foundation merger on July 31, 2009, reported financial results for the third quarter and first nine months of 2009 included only two months of results from the acquired Foundation operations.  Thus, third quarter and nine month 2010 results are not comparable to third quarter and nine month 2009 results.

*These are non-GAAP financial measures.  A reconciliation of adjusted income  from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

“In October we experienced a mine accident that resulted in the loss of a member of the Alpha family at our Kingston mine,” said Kevin Crutchfield, Alpha’s chief executive officer.  “This loss reminds us that the pursuit of safety is a journey without a destination and renews our commitment to ensure that every member of the Alpha team returns home safely every night.  We are proud of our operations and the safety awards received by our PRB and CAPP operations during the past quarter, but make no mistake, our ultimate goal is very basic—to have an injury-free workplace.   To that end, our efforts continue.

“Throughout 2010, we’ve continued to experience volatility in the coal markets.  Early in the year, the focus was on the strengthening metallurgical coal market.  By the second quarter the metallurgical market had softened a bit, although still strong by historical measures, and the focus had shifted to falling utility inventories and improving thermal prices.  Now just a few months later, the industry has come full circle.  The metallurgical market is again strengthening and low-priced natural gas is constraining domestic thermal coal prices, leading investors to take a renewed interest in metallurgical coal.  Throughout this cycle, Alpha has remained positioned to deliver consistent results.  Due to Alpha’s well-diversified asset base, we have consistently generated greater than $200 million of adjusted EBITDA from continuing operations in every quarter of 2010.  We remain the leading supplier of metallurgical coal in the United States; we benefit from our low-cost Pittsburgh #8 longwall operations; and we have operations in the Powder River Basin that offer significant leverage as Western thermal prices improve.  In my view, this combination, and the resulting consistency of results, is unique to Alpha and unmatched by any other domestic producer.

“Alpha has consistently generated free cash flow throughout its history, and the third quarter was no exception.  By the end of the quarter, Alpha had increased its total liquidity to approximately $1.6 billion.  This affords Alpha tremendous financial flexibility, and we have consistently communicated to all of our stakeholders that we intend to use this flexibility to continue on a path of thoughtful and disciplined growth, with a focus on maximizing shareholder value and building upon our diverse and sustainable business model.  I believe the benefits of this approach are evident in the consistent results Alpha has delivered throughout 2010.”

Financial Performance

•
Total revenues in the third quarter were $1.0 billion versus $729.2 million in the same period of 2009, and coal revenues were $896.4 million versus $662.4 million in the third quarter of 2009.  Coal revenues were higher than the year-ago period primarily due to the inclusion of a full three months of former Foundation operations during the third quarter of 2010, compared to only two months in the year-ago period following the close of the Foundation merger on July 31, 2009.  Metallurgical coal shipment volumes and average realizations increased 43 percent and 26 percent, respectively, resulting in an 80 percent year-over-year increase in revenues from metallurgical coal which reached $365.0 million in the third quarter of 2010.  Freight and handling revenues and other revenues were $85.3 million and $19.9 million, respectively, during the third quarter versus $47.6 million and $19.3 million in third quarter of 2009.  Compared to the second quarter of 2010, which also included a full three months of the former Foundation operations, coal revenues increased slightly to $896.4 million in the third quarter compared to $894.1 million in the prior quarter as increased shipments from the Powder River Basin (PRB) and higher realizations on PRB, Eastern steam and metallurgical coal shipments more than offset a 0.3 million ton decrease in metallurgical coal shipments.

During the third quarter Alpha shipped 12.3 million tons of PRB coal, 5.8 million tons of Eastern steam coal and 3.0 million tons of metallurgical coal.  Average per ton realization for PRB shipments rose sequentially to $11.10 compared to $10.92 in the previous quarter.  The per ton average realization for Eastern steam coal shipments rose to $67.72 compared to $66.11 in the second quarter of 2010, and the average per ton realization for metallurgical coal increased to $122.24 in the third quarter compared to $117.61 in the previous quarter.

•
Total costs and expenses during the third quarter of 2010 were $952.0 million compared to $742.8 million in the third quarter of 2009.  Cost of coal sales was $664.7 million compared to $469.5 million in the year-ago period.  During the third quarter, Alpha internally announced comprehensive integrated employee benefits programs which align the employee benefits for former Alpha and Foundation employees. Cost of coal sales for the third quarter of 2010 includes approximately $11.4 million of merger-related expenses attributable to aligning vacation and retirement benefits.

•
Cost of coal sales in the East averaged $63.04 per ton compared with $50.96 in the third quarter last year and $60.38 in the previous quarter.  The higher Eastern cost of coal sales per ton during the third quarter primarily reflects $1.30 per ton of merger-related expenses described above, the impact of miner vacations at our union-represented operations during the third quarter, the operation of a single longwall at the Emerald mine beginning in August, and the influence of an increased volume of higher-cost purchased coal, as well as a mix shift with less low-cost longwall production and more high-cost underground metallurgical coal production, and other cost pressures including regulatory issues and heightened inspection activity.  The cost of coal sales per ton for Alpha Coal West’s PRB mines was $8.57 during the third quarter of 2010 compared with $8.08 in the third quarter of 2009 and $9.01 in the previous quarter.

•
Selling, general and administrative expense in the third quarter 2010 was $43.6 million versus $78.3 million in the third quarter of 2009.  Comparability with the year-ago period is limited due to the inclusion of significant transaction costs and other merger-related expenses in the third quarter of 2009 following the completion of the Foundation merger on July 31, 2009.  Third quarter 2010 selling, general and administrative expenses decreased one percent from $44.2 million in the previous quarter.  Third quarter 2010 selling, general and administrative expense included a net credit of $1.0 million for merger-related expenses, as a curtailment gain related to the alignment of retirement benefits more than offset expenses for relocation, severance, integration and alignment of vacation benefits.  Depreciation, depletion and amortization (DD&A) during the quarter was $94.0 million, and amortization of acquired coal supply agreements resulting from the Foundation merger was $52.4 million.

•
Alpha recorded net income of $31.9 million or $0.27 per diluted share during the third quarter 2010 compared to a loss of $16.3 million or $0.16 per diluted share during the third quarter of 2009.  Third quarter 2010 income from continuing operations was $32.4 million or $0.27 per diluted share compared with a loss of $16.7 million or $0.16 per diluted share in the year-ago quarter.  Third quarter 2010 net income and income from continuing operations included $10.4 million of pre-tax merger-related expenses, primarily attributable to the alignment of vacation and retirement benefits, and $52.4 million of pre-tax amortization of coal supply agreements.  Excluding these items and related tax impacts, adjusted income from continuing operations was $70.7 million or $0.58 per diluted share compared to adjusted income from continuing operations of $52.6 million or $0.50 per diluted share in the third quarter of 2009.

•
EBITDA from continuing operations was $197.3 million in the third quarter 2010 compared to $117.9 million in the prior-year period.  Excluding merger-related expenses, adjusted EBITDA from continuing operations was $207.7 million in the third quarter of 2010 compared to $166.0 million in the third quarter of 2009.

Year-to-Date Results

•
For the first nine months of this year, Alpha reported total revenues of $2.9 billion, including $2.6 billion in coal revenues compared with total revenues of $1.6 billion and coal revenues of $1.4 billion during the first nine months of 2009, which included only two months of results from the former Foundation operations.  The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of a full nine months of the former Foundation operations and increased metallurgical coal shipments and average per ton realizations.

During the first three quarters of 2010 Alpha’s coal shipments totaled 62.7 million tons, including 48.0 million tons from the former Foundation operations, compared with 25.9 million tons in the first nine months of 2009, which included 11.7 tons from former Foundation operations during August and September of 2009.  Metallurgical coal shipments were 8.9 million tons year-to-date, up 59 percent compared to the 5.6 million tons during the first nine months of 2009.  Shipments of PRB coal and Eastern steam coal were 35.6 million tons and 18.2 million tons, respectively, during the first nine months of 2010.

•
Year-to-date the company-wide average per ton realization was $41.79 and the average cost of coal sales was $30.05 per ton, resulting in an $11.74 per ton (or 28.1 percent) coal margin.  During the first nine months of the year Alpha recorded net income of $84.7 million or $0.70 per diluted share and income from continuing operations of $86.2 million or $0.71 per diluted share.  Excluding amortization of coal supply agreements, merger-related expenses, the loss on early extinguishment of debt, related tax effects of the above items, and the deferred tax charge arising from a change in the tax treatment of Medicare Part D deductions, adjusted income from continuing operations was $231.2 million or $1.90 per diluted share.  EBITDA from continuing operations for the first nine months of 2010 was $614.4 million and adjusted EBITDA from continuing operations, which excludes merger-related expenses and the loss on early extinguishment of debt, was $632.8 million.

Liquidity and Capital Resources

Cash provided by operations (including discontinued operations) for the quarter ended September 30, 2010 was $173.1 million compared to $104.5 million for the third quarter of 2009.

Capital expenditures (including discontinued operations) for the third quarter 2010 were $87.1 million, versus $56.7 million in the comparable period last year.

At the end of the third quarter, Alpha had available liquidity of approximately $1.6 billion, consisting of cash, cash equivalents and marketable securities of an aggregate $743.2 million, plus $823.1 million available under the company’s secured credit facility.  Total long-term debt, including current portion of long-term debt at September 30, 2010, was $749.0 million compared with $790.3 million at December 31, 2009.

Market Overview

Demand for metallurgical coal has begun to strengthen significantly in both the domestic and international markets.  Pricing for high quality metallurgical coals has been particularly strong in the United States as domestic steelmakers attempt to lock in their 2011 supply earlier in the season, more high quality coals appear poised for the export markets, and domestic supply is under pressure due to a combination of factors, including asset acquisitions by foreign entities, more challenging geology, regulatory pressures and the closure of a few key mines in the United States.  Alpha has benefited directly from the strength in the domestic market, locking in some contracts with U.S. steelmakers at prices that would equate to greater than the third quarter benchmark.

Following a brief mid-year pause, China’s steel production has resumed its growth, and year-to-date Chinese steel production is up approximately 15 percent.  Alpha estimates that Chinese metallurgical coal imports could exceed 40 million tons in 2010.  Globally, steel production is forecast to exceed 1.4 billion metric tonnes this year and is projected to increase going forward.  The seaborne metallurgical coal market is expected to grow by 10-15 percent in 2010 to approximately 260 million tons, and global steel consumption is expected to expand by as much as 30 percent by 2015, driven primarily by growth in China and India.  While demand shows no signs of abating, new sources of metallurgical coal supply in places such as Mozambique, Mongolia, and Siberia appear to be years away from producing meaningful volumes, and Australia continues to struggle with infrastructure limitations that constrain export capacity.  In this environment, Alpha, as the leading supplier and exporter of metallurgical coal in the United States, is uniquely positioned to benefit from the fundamental strength in metallurgical coal demand with prices expected to remain at near-record levels for the foreseeable future.

Thermal coal fundamentals are also improving.  Utility inventories in the United States have decreased approximately 50 million tons from a record high one year ago and are now in the 150 million ton range nationwide.  Coal-fired electricity generation is up approximately 7 percent year-to-date compared to 2009.  By contrast, overall electricity generation has increased approximately 5 percent, indicating that coal has recaptured some market share lost to natural gas during 2009.  At the same time, domestic coal production is down approximately 1 percent year-to-date, led by Eastern production which has declined 2-3 percent compared to last year.  Offsetting the positive impact of increased demand, decreased supply and the resulting normalization of inventory levels, natural gas prices have fallen to approximately $3.50 to $4.00 per mcf, effectively constraining coal prices and driving a greater than normal increase in thermal coal stockpiles during the current shoulder season.  In this environment, Alpha is well positioned with all of its anticipated PRB production committed and priced for both the remainder of 2010 and all of 2011, and Alpha’s Eastern steam coal fully committed and priced in 2010 and 86 percent committed and priced in 2011 at attractive average per ton realizations.

Globally thermal coal demand is experiencing rapid growth and demand threatens to overwhelm supply in the intermediate term, creating a significant opportunity in the global seaborne market.  China is projected to import roughly 120 million metric tonnes of thermal coal in 2010, up approximately 20 percent from 2009.  Similarly, India is projected to increase thermal coal imports by nearly 30 percent in 2010.  Worldwide coal-fired electric generation is forecast to increase by over 380 gigawatts between 2010 and 2015, requiring approximately 1 billion incremental tons of thermal coal.  By 2030, coal-fired generation is expected to increase by over 1,000 gigawatts compared to 2010.  While growth in thermal coal consumption in the United States and other developed countries is likely to remain muted in the near-term and may decline over time, the global growth opportunity is significant for low-cost producers like Alpha that are able to access the seaborne markets.

As the leading supplier and exporter of metallurgical coal in the United States, Alpha benefits directly from the current and projected strength in the metallurgical coal market.  As a low-cost producer of Pittsburgh #8 coal and PRB coal, Alpha’s products can dispatch competitively into the domestic and seaborne thermal markets.  Alpha’s highly contracted thermal book of business in 2011 largely insulates Alpha from natural gas-driven pricing pressures currently facing the domestic market.  Long-term, Alpha plans to increase both its scale and diversification, further penetrating the global growth markets for both metallurgical and thermal coals.

Outlook

Alpha is fine tuning its guidance for 2010, updating 2011 shipment and average realization guidance, and establishing 2011 cost and capital expenditure guidance.  For the full year 2010 Alpha has narrowed the anticipated range of Eastern metallurgical coal shipments to 11.5 to 12.5 million tons compared to 11 to 13 million tons previously, while leaving the midpoint unchanged at 12 million tons.  Alpha currently expects Eastern steam coal shipments to range from 23.5 to 25 million tons, compared to previous guidance of 23 to 26 million tons.  Shipment guidance for the West remains unchanged at 47 to 50 million tons.  Based on the midpoint of shipment guidance, Alpha has 100 percent of its Eastern metallurgical, Eastern steam and Western coal committed and priced at expected average per ton realizations of $114.49, $66.34 and $10.88, respectively.  Cost of coal sales per ton in 2010 are expected to range from $57.00 to $58.50 in the East, and from $8.50 to $8.90 in the West.  Alpha’s anticipated full year 2010 SG&A and interest expenses remain unchanged from previous guidance.  DD&A is now expected to range between $370 and $380 million compared to previous guidance of $370 to $390 million, and capital expenditures are now expected to range from $325 to $350 million compared to previous guidance of $340 to $390 million.

For 2011, Alpha has narrowed the anticipated range of metallurgical shipments to a range of 11.5 to 13.5 million tons, while leaving the midpoint unchanged at 12.5 million tons.  Eastern steam coal shipments are now anticipated to range from 23.0 to 26.0 million tons compared to the previous guidance range of 23.0 to 28.0 million tons.  Alpha is positioned to benefit from significant leverage to the robust metallurgical coal market in 2011 with 77 percent of the midpoint of its anticipated 2011 Eastern metallurgical coal shipments unpriced as of October 22, 2010.  As of that date, Alpha had 23 percent of the midpoint of its expected 2011 metallurgical shipments committed and priced at projected average per ton realizations of $138.82.  Based on the midpoint of shipment guidance, Western steam and Eastern steam coal shipments for 2011 were 100 percent and 86 percent committed and priced, respectively, at projected average per ton realizations of $11.82 and $65.54.  Alpha currently anticipates Eastern cost of coal sales per ton to range from $58.00 to $63.00 and Western cost of coal sales to range from $9.25 to $9.75 per ton.  Selling, general and administrative expense is expected to range from $160 to $170 million in 2011; DD&A expense is expected to be in the $380 to $400 million range; and interest expense is projected to range from $65 to $75 million.  Capital expenditures in 2011 are forecast to range from $340 million to $440 million.

Guidance
(in millions, except per-ton and percentage amounts)

	2010	2011
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$10.88	$11.82
Eastern Steam	$66.34	$65.54
Eastern Metallurgical	$114.49	$138.82
Coal Shipments3	82.0 – 87.5	82.5 – 91.5
West	47.0 – 50.0	48.0 – 52.0
Eastern Steam	23.5 – 25.0	23.0 – 26.0
Eastern Metallurgical	11.5 – 12.5	11.5 – 13.5
Committed and Priced (%)4	100%	85%
West	100%	100%
Eastern Steam	100%	86%
Eastern Metallurgical	100%	23%
Committed and Unpriced (%)5	0%	9%
West	0%	0%
Eastern Steam	0%	1%
Eastern Metallurgical	0%	60%
West – Cost of Coal Sales per Ton	$8.50 – $8.90	$9.25 – $9.75
East – Cost of Coal Sales per Ton	$57.00 – $58.50	$58.00 – $63.00
Selling, General & Administrative Expense (excluding merger-related expenses in 2010)	$160 – $170	$160 – $170
Depletion, Depreciation & Amortization	$370 – $380	$380 – $400
Interest Expense	$70 – $80	$65 – $75
Capital Expenditures6	$325 – $350	$340 – $440

NOTES:

1.	Based on committed and priced coal shipments as of October 22, 2010.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2010 and 2011 include an estimated 2.0 to 4.0 million tons of brokered coal per year.
4.	As of October 22, 2010, compared to the midpoint of shipment guidance range.
5.
In 2011, committed and unpriced Eastern tons include approximately 7.5 million tons of metallurgical coal subject to market pricing and legacy contracts covering approximately 0.3 million tons of steam coal subject to average indexed pricing estimated at $78.15 per ton.

6.	Includes the annual bonus bid payments on the Eagle Butte Federal Lease by Application (LBA) in the Powder River Basin of $36.1 million in 2010 and 2011; excludes a potential bonus bid installment on a new LBA at Belle Ayr in 2011.

About Alpha Natural Resources
Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,400 people and operates approximately 60 mines and 14 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•	our ability to successfully integrate operations that we may acquire or develop in the future;
•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	our relationships with, and other conditions affecting, our customers;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services which are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations, pension obligations and federal black lung obligations;
•	increased costs and obligations potentially arising from the recently enacted Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our secured credit facility and the indentures governing the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015;
•	certain terms of the 7.25% notes due 2014 and the 2.375% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009(1)	2010	2009(1)

Revenues:
Coal revenues	$896,435	$662,396	$2,621,805	$1,423,169
Freight and handling revenues	85,330	47,592	240,386	129,091
Other revenues	19,867	19,258	61,850	49,960
Total revenues	1,001,632	729,246	2,924,041	1,602,220

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	664,723	469,451	1,896,989	1,039,490
Freight and handling costs	85,330	47,592	240,386	129,091
Other expenses	11,967	11,251	36,094	15,650
Depreciation, depletion and amortization	94,003	78,246	280,228	154,803
Amortization of acquired coal supply agreements, net	52,398	57,983	173,988	57,983
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	43,584	78,257	135,604	117,630
Total costs and expenses	952,005	742,780	2,763,289	1,514,647

Income (loss) from operations	49,627	(13,534)	160,752	87,573

Other income (expense):
Interest expense	(17,834)	(42,835)	(58,458)	(62,854)
Interest income	967	295	2,495	1,275
Loss on early extinguishment of debt	-	(5,641)	(1,349)	(5,641)
Miscellaneous income (expense)	1,261	856	783	1,037
Total other income (expense), net	(15,606)	(47,325)	(56,529)	(66,183)

Income (loss) from continuing operations before income taxes	34,021	(60,859)	104,223	21,390
Income tax benefit (expense)	(1,660)	44,119	(18,010)	25,169
Income (loss) from continuing operations	32,361	(16,740)	86,213	46,559

Discontinued operations:
Loss from discontinued operations before income taxes	(911)	(2,290)	(2,574)	(11,600)
Income tax benefit	424	2,765	1,073	5,099
(Loss) income from discontinued operations	(487)	475	(1,501)	(6,501)

Net income (loss)	$31,874	$(16,265)	$84,712	$40,058

Earnings (loss) per common share:
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.27	$(0.16)	$0.72	$0.57
(Loss) income from discontinued operations	-	-	(0.01)	(0.08)
Net income (loss)	$0.27	$(0.16)	$0.71	$0.49

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.27	$(0.16)	$0.71	$0.57
(Loss) income from discontinued operations	-	-	(0.01)	(0.08)
Net income (loss)	$0.27	$(0.16)	$0.70	$0.49

Weighted average shares outstanding:
Weighted average shares--basic	119,623,075	102,992,689	119,862,369	81,054,020
Weighted average shares--diluted	121,498,825	102,992,689	121,767,294	81,648,993

(1) Amounts have been adjusted to reflect the correction of an error deemed to be immaterial by the Company discovered in the fourth quarter of the prior year related to the recording as an expense an employee benefit payment that had previously been accrued, thereby overstating the loss from continuing operations and net loss by $3.2 million and the related basic and diluted loss per share amounts by $0.03 per share.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Tons sold from continuing operations(1):
Powder River Basin	12,349	8,618	35,620	8,618
Eastern steam	5,823	5,752	18,223	11,727
Eastern metallurgical	2,986	2,086	8,889	5,584
Total	21,158	16,456	62,732	25,929

Average realized price per ton sold from continuing operations (2)(9):
Powder River Basin	$11.10	$10.39	$10.95	$10.39
Eastern steam	67.72	64.43	67.08	66.83
Eastern metallurgical	122.24	96.94	113.56	98.48
Weighted average total	$42.37	$40.25	$41.79	$54.89

Coal sales from continuing operations revenue summary
Powder River Basin	$137,111	$89,568	$389,931	$89,568
Eastern steam	394,342	370,619	1,222,478	783,698
Eastern metallurgical	364,982	202,209	1,009,396	549,903
Total coal sales revenue	$896,435	$662,396	$2,621,805	$1,423,169

Cost of coal sales per ton from continuing operations (3)(9)(10):
Powder River Basin	$8.57	$8.08	$8.81	$8.08
East (4)	63.04	50.96	57.96	56.14
Weighted average total	$31.25	$28.50	$30.05	$40.17

Weighted average coal margin per ton (5)	$11.12	$11.75	$11.74	$14.72
Weighted average coal margin percentage (6)	26.2%	29.2%	28.1%	26.8%

Net cash provided by operating activities including discontinued operations	$173,120	$104,541	$511,051	$162,116
Capital expenditures including discontinued operations	$(87,065)	$(56,706)	$(222,960)	$(102,816)

			As of
			September 30, 2010	December 31, 2009
Liquidity ($ in 000's):
Cash and cash equivalents			$442,763	$465,869
Marketable securities with maturities of less than one year (7)			211,778	29,501
Marketable securities with maturities of greater than one year (8)			88,689	89,485
Unused revolving credit facility			823,057	536,367
Total available liquidity			$1,566,287	$1,121,222

(1) Stated in thousands of short tons.
(2) Coal sales revenue divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.
(9) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(10) Cost of coal sales used in the numerator to this per ton calculation includes non-recurring merger related expenses in the amount of approximately $11,469 recorded in the current quarter for certain employee benefits.  Excluding these merger related expenses, cost of coal sales per ton from continuing operations-East was $61.74 and $57.54 per ton in the three and nine months ended September 30, 2010, respectively.  Excluding these merger related expenses, cost of coal sales per ton from continuing operations-Weighted average total was $30.71 and $29.87 per ton in the three and nine months ended September 30, 2010, respectively.  The impact of merger related expenses on cost of coal sales per ton from continuing operations-West was di-minimus.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2010	December 31, 2009(1)

Cash and cash equivalents	$442,763	$465,869
Trade accounts receivable, net	317,973	232,631
Inventories, net	197,138	176,372
Short-term marketable securities	211,778	29,501
Prepaid expenses and other current assets	116,163	147,452
Total current assets	1,285,815	1,051,825
Property, equipment and mine development costs, net	1,116,175	1,082,446
Owned and leased mineral rights, net	1,911,851	1,958,855
Owned lands	95,427	91,262
Goodwill	382,440	382,440
Acquired coal supply agreements, net	217,186	396,491
Long-term marketable securities	88,689	89,485
Other non-current assets	76,838	67,539
Total assets	$5,174,421	$5,120,343

Current portion of long-term debt	$14,798	$33,500
Trade accounts payable	165,369	152,662
Accrued expenses and other current liabilities	298,306	273,260
Total current liabilities	478,473	459,422
Long-term debt	734,245	756,753
Pension and postretirement medical benefit obligations	811,142	682,991
Asset retirement obligations	208,704	190,724
Deferred income taxes	212,902	301,307
Other non-current liabilities	150,646	137,857
Total liabilities	2,596,112	2,529,054
Total stockholders' equity	2,578,309	2,591,289
Total liabilities and stockholders' equity	$5,174,421	$5,120,343

(1)
The December 31, 2009 balance sheet was adjusted to reflect an immaterial correction and the finalized purchase price allocation for the Foundation merger and a reclassification of the current portion of interest rate swaps from other non-current liabilities to accrued expenses and other current liabilities.

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009

Operating activities:
Net income	$84,712	$40,058
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion, accretion and amortization	307,563	174,652
Amortization of acquired coal supply agreements, net	173,988	57,983
Discontinuance of cash flow hedge on interest rate swaps	-	23,549
Mark-to-market adjustments for derivatives	11,880	(14,616)
Stock-based compensation	24,403	26,650
Employee benefit plans, net	40,786	14,802
Loss on early extinguishment of debt	1,349	5,641
Deferred income taxes	(41,668)	(47,894)
Other, net	(3,367)	602
Changes in operating assets and liabilities:
Trade accounts receivable, net	(85,342)	(18,643)
Inventories, net	(20,766)	(23,454)
Prepaid expenses and other current assets	31,692	(20,508)
Other non-current assets	(2,684)	1,297
Trade accounts payable	11,029	(18,875)
Accrued expenses and other current liabilities	30,464	(14,131)
Pension and postretirement medical benefit obligations	(53,840)	(30,174)
Asset retirement obligations	(4,255)	(4,676)
Other non-current liabilities	5,107	9,853
Net cash provided by operating activities	511,051	162,116

Investing activities:
Capital expenditures	(222,960)	(102,816)
Cash acquired from a merger	-	23,505
Acquisition of mineral rights under federal lease	(36,108)	-
Purchase of equity-method investment	(3,000)	-
Purchases of marketable securities	(322,492)	-
Sales of marketable securities	141,180	-
Other, net	(1,957)	(1,093)
Net cash used in investing activities	(445,337)	(80,404)

Financing activities:
Principal repayments of note payable	-	(16,429)
Principal repayments on long-term debt	(50,934)	(241,500)
Debt issuance costs	(8,710)	(11,218)
Excess tax benefit from stock-based awards	8,112	-
Common stock repurchases	(41,580)	(8,495)
Proceeds from exercise of stock options	4,292	2,419
Other	-	(1,122)
Net cash used in financing activities	(88,820)	(276,345)

Net decrease in cash and cash equivalents	$(23,106)	$(194,633)
Cash and equivalents at beginning of period	$465,869	$676,190
Cash and equivalents at end of period	$442,763	$481,557

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings.  Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of coal supply agreements less interest income and income tax benefit.  Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, less various gains and losses not expected to recur on a quarterly basis.  The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as a supplemental measure of the company's performance and debt service capacity that may be useful to securities analysts, investors and others.  EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP.  Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies.  A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Income (loss) from continuing operations	$32,361	$(16,740)	$86,213	$46,559
Interest expense	17,834	42,835	58,458	62,854
Interest income	(967)	(295)	(2,495)	(1,275)
Income tax expense (benefit)	1,660	(44,119)	18,010	(25,169)
Depreciation, depletion and amortization	94,003	78,246	280,228	154,803
Amortization of acquired coal supply agreements, net	52,398	57,983	173,988	57,983
EBITDA from continuing operations	197,289	117,910	614,402	295,755
Loss on early extinguishment of debt	-	5,641	1,349	5,641
Merger related expenses	10,439	42,442	17,007	46,597
Adjusted EBITDA from continuing operations	$207,728	$165,993	$632,758	$347,993

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels.  Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, the portion of interest expense attributable to termination of hedge accounting for interest rate swaps, and amortization of coal supply agreements, less various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments.  Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares.  The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time.  Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP.  Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies.  A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted diluted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Income (loss) from continuing operations	$32,361	$(16,740)	$86,213	$46,559
Merger related expenses	10,439	42,442	17,007	46,597
Loss on early extinguishment of debt	-	5,641	1,349	5,641
Charge arising from termination of hedge accounting for interest rate swaps	-	23,549	-	23,549
Amortization of acquired coal supply agreements, net	52,398	57,983	173,988	57,983
Estimated income tax effect of above adjustments	(24,469)	(38,061)	(72,942)	(39,093)
Reversal of deferred income tax asset valuation allowance	-	(22,185)	-	(22,185)
Deferred tax charge from change in tax treatment of Medicare Part D deductions	-	-	25,566	-
Adjusted income from continuing operations	$70,729	$52,629	$231,181	$119,051

Weighted average shares--diluted	121,498,825	104,679,572	121,767,294	81,648,993

Adjusted diluted earnings per common share from continuing operations	$0.58	$0.50	$1.90	$1.46

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.